To:	All Media
Date:	January 25, 2006

Arrow Reports Results of Operations for 2005

Arrow Financial Corporation announced operating results for the quarter and year ended December 31, 2005.  Net income for the quarter ended December 31, 2005 was $4.7 million, representing diluted earnings per share of $.45, or 2.2% below the diluted per share amount of $.46 earned in the fourth quarter of 2004, when net income was $4.9 million. Net income for the year 2005 was $18.6 million, representing diluted earnings per share of $1.76, or 3.3% below the diluted per share amount of $1.82 earned in 2004, when net income was $19.5 million. Cash dividends paid to shareholders in 2005 totaled $.92, or 6.4% higher than the $.86 paid in 2004.

Thomas L. Hoy, President and CEO stated, "The year was certainly challenging as well as eventful.  The Federal Reserve Bank, through eight increases in the targeted federal funds rate during the year, pushed short-term interest rates much higher.  We closed a branch purchase transaction with HSBC Bank, USA in April, which added three offices to our branch network.  Our acquisition, in November 2004, of the Capital Financial Group, Inc., a regional agency which specializes in the sale of group health insurance, proved very successful as commission income in 2005 considerably exceeded projections.  Loan growth was quite strong while asset quality and loan loss ratios remained at very low levels.  Total assets, total loans and total deposits all reached new year-end records and our capital adequacy ratios continued at very strong levels.  Thus, we view 2005 in a positive light despite earnings not reaching expectations."

Mr. Hoy added, "Our earnings were substantially impacted by a narrowing of the net interest margin, which, in turn, reflected the effects of a significant increase in prevailing short-term interest rates and a flattening of the yield curve.  In effect, the cost of our deposits, which tend to respond to changes in short-term rates, rose significantly.  However, our earning asset yield, which tends to follow longer-term market rates, did not rise commensurately and led to the compression of the net interest margin and reduced earnings.  For the year, net interest margin was 3.64% for 2005 which compares with 3.93% for 2004, while margin for the fourth quarter of 2005 was 3.46% versus 3.91% for the 2004 comparison period."

Arrow's key profitability ratios, return on average assets and return on average equity, remained strong in 2005, but were down from 2004 levels.  Return on average assets for the year of 2005 was 1.28%, which compares with 1.40% for the prior year, while return on average equity for 2005 was 15.94% versus 17.54% for 2004.  For the quarter ended December 31, 2005, the return on average assets was 1.23% and compares with 1.42% for the same quarter in 2004 whereas return on average equity was 16.04% for the 2005 quarter as compared with 17.07% for 2004.  Arrow has now exceeded a 15% return on average equity for 34 consecutive quarters.

Mr. Hoy further added, "Total assets at year-end were $1.520 billion, up $142 million, or 10.3%, from the December 31, 2004 amount of $1.378 billion.  Deposit balances at December 31, 2005 were $1.166 billion, representing an increase of $134 million, or 12.9% from the prior year-end balance of $1.032 billion.  Loans outstanding nearly reached one billion dollars at year-end 2005, ending at $997 million.  Loan growth totaled $121 million in the 12-month period and represented a 13.9% increase.  Much of the loan growth was focused in the indirect consumer loan portfolio.  This category, which essentially represents loans to finance motor vehicles, increased $51 million or 17.1% to $352 million from $301 million at December 31, 2004.  Volume increased significantly following a sharp curtailment by the auto manufacturers of their highly subsidized financing programs, beginning in the first quarter of the year.  The relatively strong demand for commercial and commercial real estate credit experienced in 2004 continued throughout 2005.  These loans to small businesses totaled $252 million at December 31, 2005, up $39 million or 18.2% from $213 million one year earlier.  Residential mortgage balances rose $36 million or 10.3% to $387 million from $351 million at December 31, 2004.  The volume of new residential mortgage originations increased over the 2004 total as attractive financing rates during 2005 continued to spur demand.”

Mr. Hoy said, "Asset quality remained very high.  At December 31, 2005, nonperforming loans totaled $2.2 million, and represented just .23% of year-end loan outstandings, down from .24% one year earlier. Nonperforming assets were $2.4 million at December 31, 2005, equaling .16% of assets - or the same ratio as one year earlier. Net loan losses, expressed as a percentage of average loans outstanding, were a low .09% for both 2005 and for 2004.  Arrow's allowance for loan losses amounted to $12.2 million at December 31, 2005 and equaled 1.23% of loans outstanding."

“Other highlights included the distribution of a 3% stock dividend in September, two increases in the quarterly cash dividend and the opening of our 31st office, located at Jones Road, Saratoga Springs on January 2, 2006.  We have also executed agreements to acquire property in South Plattsburgh for development of a branch in the very successful PARC economic development zone.  The vibrant greater Plattsburgh area economy has been the source of significant new business and we expect the new office will be very successful.  The North Country Funds, which are advised exclusively by our subsidiary, North Country Investment Advisors, Inc., continued to grow, reaching a record combined balance of $153 million at year-end.”

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY, serving the financial needs of Northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  These statements are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Income Statement
Interest and Dividend Income	$19,190	$17,041	$72,127	$68,443
Interest Expense	7,272	4,721	24,114	19,206
Net Interest Income	11,918	12,320	48,013	49,237
Provision for Loan Losses	404	276	1,030	1,020
Net Interest Income After Provision for Loan Losses	11,514	12,044	46,983	48,217

Net Gain on Securities Transactions	24	161	364	362
Net Gain on Sales of Loans	14	152	122	336
Recovery from Former Vermont Operations	---	---	---	77
Net Gains on the Sales of Other Real Estate Owned	29	---	57	---
Income From Fiduciary Activities	1,241	999	4,676	4,226
Fees for Other Services to Customers	1,811	1,753	7,371	7,251
Insurance Commissions	351	242	1,683	261
Other Operating Income	220	261	675	679
Total Other Income	3,690	3,568	14,948	13,192

Salaries and Employee Benefits	5,155	5,182	20,693	19,824
Occupancy Expenses of Premises, Net	689	627	2,914	2,695
Furniture and Equipment Expense	604	604	2,875	2,648
Amortization of Intangible Assets	127	14	385	41
Foreclosed Property Expense	---	---	---	---
Other Operating Expense	1,953	1,956	8,322	7,764
Total Other Expense	8,528	8,383	35,189	32,972

Income Before Taxes	6,676	7,229	26,742	28,437
Provision for Income Taxes	1,986	2,281	8,103	8,959
Net Income	$ 4,690	$ 4,948	$18,639	$19,478

Share and Per Share Data [1]
Period Ending Shares Outstanding	10,366	10,502	10,366	10,502
Basic Average Shares Outstanding	10,362	10,444	10,420	10,426
Diluted Average Shares Outstanding	10,519	10,696	10,596	10,675

Basic Earnings Per Share	$ 0.45	$ 0.47	$ 1.79	$ 1.87
Diluted Earnings Per Share	0.45	0.46	1.76	1.82

Cash Dividends	0.24	0.22	0.92	0.86

Book Value	11.33	11.24	11.33	11.24
Tangible Book Value [2]	9.66	10.12	9.66	10.12

Key Earnings Ratios
Return on Average Assets	1.23%	1.42%	1.28%	1.40%
Return on Average Equity	16.04	17.07	15.94	17.54
Net Interest Margin [3]	3.46	3.91	3.64	3.93

[1] Share and Per Share amounts have been restated for the September 2005 three percent stock dividend.
[2] Tangible Book Value excludes from total equity intangible assets, primarily goodwill.
[3] Net Interest Margin includes a tax equivalent upward adjustment for the fourth quarter of 18 basis points in 2005 and 19 basis points in 2004 and an upward adjustment for the twelve-month period of 18 basis points in 2005 and 19 basis points in 2004.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	December 31, 2005			December 31, 2004
		Fourth	Year-to-		Fourth	Year-to-
	Period	Quarter	Date	Period	Quarter	Date
	End	Average	Average	End	Average	Average
Balance Sheet
Cash and Due From Banks	$ 35,558	$ 36,075	$ 36,312	$ 29,805	$ 36,974	$ 35,940
Federal Funds Sold	---	4,842	3,060	7,000	15,641	11,068
Securities Available-for-Sale	326,363	331,251	328,404	325,248	318,048	334,521
Securities Held-to-Maturity	118,123	118,814	112,735	108,117	108,235	106,808

Loans	996,545	988,567	942,286	875,311	876,616	866,690
Allowance for Loan Losses	(12,241)	(12,216)	(12,136)	(12,046)	(12,055)	(11,961)
Net Loans	984,304	976,351	930,150	863,265	864,561	854,729

Premises and Equipment, Net	15,884	15,491	15,225	14,939	14,903	14,559
Goodwill and Intangible Assets, Net	17,337	17,361	15,907	11,736	10,131	9,639
Other Assets	22,034	15,844	16,923	17,839	20,537	20,661
Total Assets	$1,519,603	$1,516,029	$1,458,716	$1,377,949	$1,389,030	$1,387,925

Demand Deposits	$ 179,441	$ 179,555	$ 174,762	$ 167,667	$ 166,433	$ 163,029
Nonmaturity Interest-Bearing Deposits	610,524	622,108	610,995	607,820	642,678	640,399
Time Deposits of $100,000 or More	154,626	136,703	126,919	85,906	73,775	69,431
Other Time Deposits	221,172	214,330	198,130	170,887	170,857	174,887
Total Deposits	1,165,763	1,152,696	1,110,806	1,032,280	1,053,743	1,047,746

Short-Term Borrowings	43,054	57,817	49,493	43,976	53,812	47,433
Federal Home Loan Bank Advances	157,000	149,120	143,889	150,000	132,493	149,665
Other Long-Term Debt	20,000	20,000	20,000	20,000	15,380	15,096
Other Liabilities	16,365	20,389	17,572	13,659	18,315	16,925
Total Liabilities	1,402,182	1,400,022	1,341,760	1,259,915	1,273,743	1,276,865

Common Stock	13,883	13,883	13,623	13,479	13,479	13,224
Surplus	139,442	139,233	131,974	127,312	125,963	118,062
Undivided Profits	21,402	20,007	23,845	23,356	22,005	25,542
Unallocated ESOP Shares	(1,163)	(1,181)	(1,183)	(1,358)	(1,497)	(1,502)
Accumulated Other Comprehensive Income	(4,563)	(4,415)	(2,281)	429	709	600
Treasury Stock	(51,580)	(51,520)	(49,022)	(45,184)	(45,372)	(44,866)
Total Shareholders’ Equity	117,421	116,007	116,956	118,034	115,287	111,060
Total Liabilities and Shareholders’ Equity	$1,519,603	$1,516,029	$1,458,716	$1,377,949	$1,389,030	$1,387,925

Assets Under Trust Administration And Investment Management	$813,693			$801,714

Capital Ratios
Leverage Ratio	8.33%			9.23%
Tier 1 Risk-Based Capital Ratio	12.56			14.52
Total Risk-Based Capital Ratio	13.79			15.77

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	December 31,
	2005	2004
Loan Portfolio
Commercial, Financial and Agricultural	$ 84,300	$ 76,379
Real Estate – Commercial	168,101	137,107
Real Estate – Residential	376,820	342,957
Real Estate – Construction	10,082	7,868
Indirect Consumer Loans	352,014	300,672
Other Loans to Individuals	5,228	10,328
Total Loans	$996,545	$875,311

Allowance for Loan Losses, Fourth Quarter
Allowance for Loan Losses, Beginning of Period	$12,211	$12,056

Loans Charged-off	(437)	(336)
Recoveries of Loans Previously Charged-off	63	50
Net Loans Charged-off	(374)	(286)

Provision for Loan Losses	404	276
Allowance for Loan Losses, End of Period	$12,241	$12,046

Allowance for Loan Losses, Twelve Months
Allowance for Loan Losses, Beginning of Period	$12,046	$11,842

Loans Charged-off	(1,128)	(1,062)
Recoveries of Loans Previously Charged-off	293	246
Net Loans Charged-off	(835)	(816)

Provision for Loan Losses	1,030	1,020
Allowance for Loan Losses, End of Period	$12,241	$12,046

Nonperforming Assets
Nonaccrual Loans	$1,875	$2,103
Loans Past Due 90 or More Days and Accruing	373	6
Restructured Loans	---	---
Total Nonperforming Loans	2,248	2,109
Repossessed Assets	124	136
Other Real Estate Owned	---	---
Total Nonperforming Assets	$2,372	$2,245

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Fourth Quarter Annualized	0.15%	0.13%
Net Loans Charged-off to Average Loans, Twelve Months	0.09	0.09

Provision for Loan Losses to Average Loans, Fourth Quarter Annualized	0.16	0.13
Provision for Loan Losses to Average Loans, Twelve Months	0.11	0.12

Allowance for Loan Losses to Period-End Loans	1.23	1.38
Allowance for Loan Losses to Nonperforming Loans	544.55	571.18
Nonperforming Loans to Period-End Loans	0.23	0.24
Nonperforming Assets to Period-End Assets	0.16	0.16